Contacts:

Foamex International Inc.	Sleep Innovations, Inc.
Denise DesChenes/Nathaniel Garnick	Eric Brielmann/Andrea Salas
Sard Verbinnen & Co	Joele Frank Wilkinson Brimmer Katcher
(212) 687-8080	(212) 355-4449

SLEEP INNOVATIONS AND FOAMEX SETTLE LITIGATION

West Long Branch, NJ and Linwood, PA – December 19, 2007 – Sleep Innovations, Inc. and Foamex International Inc. (OTC: FMXL) today announced that they have resolved the litigation pending between the companies to their mutual satisfaction. As part of the confidential settlement, the companies have agreed to dismiss with prejudice their respective claims pending in the United States District Court for the Eastern District of Pennsylvania and have agreed, subject to payment terms, to the payment of $12 million to Foamex for funds withheld for goods received pending the outcome of the litigation. The companies have agreed to a stipulated judgment to this effect. In addition, the companies have terminated their supply agreement effective August 6, 2007. Other terms of the agreement are confidential.

“We are pleased to have reached this agreement, which enables us to focus our resources on serving our customers and the continued success of Sleep Innovations,” said Joseph E. Lynch, President and Chief Executive Officer of Sleep Innovations.

“We are pleased to have resolved this litigation,” said Foamex’s President and Chief Executive Officer, Jack Johnson.  “This agreement eliminates the expense and distraction associated with the litigation and allows us to concentrate on our business priorities, which are satisfying our customers, meeting our commitments to reduce debt, growing our company, and thereby maximizing shareholder value.”

About Foamex International Inc.

Foamex, headquartered in Linwood, PA, is a leading producer of polyurethane foam-based solutions and specialty comfort products. Foamex services the bedding, furniture, carpet cushion and automotive markets and also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information, visit the Foamex web site at www.foamex.com.

About Sleep Innovations, Inc.

Sleep Innovations is a leading manufacturer and marketer of Memory Foam sleep products, including pillows, mattress toppers and mattresses. The Company fabricates and markets foam bedding, sleep products and accessories under nationally recognized brands. In addition, Sleep Innovations produces similar products under private label programs for a number of leading retailers, including Costco, Kohl’s, Sears, Sam’s Club and Target.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by representatives of Foamex International Inc., may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, future operating results, operating efficiencies, future market prices and margins, future energy costs, future government and legislative action, future cost savings, future benefit costs, Foamex’s liquidity and ability to finance its operations, and other statements that are not historical facts that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Additional information that could cause actual results to vary materially from the results anticipated may be found in Foamex’s most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by Foamex speaks only as of the date on which it is made, and Foamex disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.